Exhibit 99.1
Contact Information:

Brent Stumme	Erica Mannion
LoopNet, Inc.	Sapphire Investor Relations, LLC
Chief Financial Officer	Investor Relations
415-284-4310	212-766-1800
LOOPNET, INC. ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS
Year over Year Revenue Growth of 33% — Adjusted EBITDA growth of 31%
SAN FRANCISCO, CALIF. — April 30, 2008 — LoopNet, Inc. (NASDAQ: LOOP), today announced financial results for the first quarter ended March 31, 2008.
Revenue for the first quarter of 2008 was $20.6 million, an increase of 33% from $15.5 million in the first quarter of 2007. Net income for the first quarter of 2008 was $4.9 million or $0.12 per diluted share, compared to $4.5 million or $0.11 per diluted share in the first quarter of 2007. Net income in the first quarter of 2008 included $0.01 per diluted share of litigation related costs.
LoopNet’s Adjusted EBITDA (earnings before interest, tax, depreciation, amortization, stock-based compensation and litigation related costs) for the first quarter of 2008 was $9.6 million, an increase of 31% from $7.3 million in the first quarter of 2007. The Company has reported Adjusted EBITDA because management uses it to monitor and assess the Company’s performance and believes it is helpful to investors in understanding the Company’s business.
“We are pleased to report another quarter of strong financial results for the first quarter of 2008. The LoopNet team has continued to execute our business plan with outstanding focus on providing value to our customers,” said LoopNet Chairman and CEO Richard Boyle. “With solid growth in our core marketplace delivering unparalled value to our users, as well as strategic moves such as the REApplication acquisition, we believe we are well positioned to continue to build our business for the future.”
The number of LoopNet registered members, which includes both basic and premium members, grew to 2,781,109 during the first quarter of 2008, a 39% increase over the first quarter of 2007. The number of LoopNet premium members as of the end of the first quarter of 2008 was 88,226, a 4% increase over the first quarter of 2007. The average monthly price of premium membership increased to $59.20, a 19% increase over the first quarter of 2007. There were 596,000 total commercial real estate listings active on the LoopNet marketplace as of the end of the first quarter, a 24% increase over the first quarter of 2007. In addition, there were 44.2 million profile views of listings on the LoopNet marketplace during the quarter, a 15% increase over the first quarter of 2007. Average monthly unique visitors during the first quarter of 2008, as reported by comScore Media Metrix, were approximately 950,000, a 7% increase over the first quarter of 2007.
Stock Repurchase Program
Since the announcement of the $50 million stock repurchase program on February 5, 2008, the Company has repurchased 3,306,163 shares of its common stock for $39.1 million, which represents 9.3% of shares outstanding.
Balance Sheet and Liquidity
As of March 31, 2008, LoopNet had $76.3 million of cash, cash equivalents and short-term investments and no debt.
2008 Outlook
Based on current visibility, the Company expects revenue for the quarter ending June 30, 2008 to be in the range of $21.7 to $22.0 million, Adjusted EBITDA to be in the range of $9.5 to $9.8 million and net income to be in the range of $0.12 to $0.13 per diluted share, assuming stock-based compensation of $0.02 to $0.03 per share (net of tax benefit) and an effective tax rate of approximately 41.2%. The Company expects revenue for the full year of 2008 to be in the range of $86.3 to $88.3 million, Adjusted EBITDA to be in the range of $37.5 to $39.5 million and net income to be in the range of $0.45 to $0.48 per diluted share, assuming stock-based compensation of $0.10 to $0.11 per share (net of tax benefit) and an effective tax rate of approximately 41.2%. The Adjusted EBITDA and net income guidance for the quarter ending June 30, 2008 and the full year of 2008 exclude litigation related costs.
Conference Call Information
LoopNet, Inc. will discuss these financial results in a conference call at 1:30 p.m. PDT, 4:30 p.m. EDT, today. To participate in the conference call, please dial 866-256-9239 if you are calling from within the United States or 703-639-1213 if you are calling from outside the United States and enter pass code number 1225870. Investors may also listen to a live web cast of the conference call on the investor relations section of our website at investor.LoopNet.com/events.cfm. For investors unable to participate in the live conference call, an audio replay will be available until Monday, May 5, 2008 at 8:59 p.m. PDT. To access the audio replay, dial 888-266-2081 within the United States or 703-925-2533 internationally and enter pass code number 1225870. A web cast replay of the call will be available on the investor relations section of our website at investor.LoopNet.com/events.cfm approximately two hours after the conclusion of the call and will remain available for 30 calendar days.
Non-GAAP Financial Measures
This press release includes a discussion of Adjusted EBITDA, which is a non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, amortization, stock-based compensation and litigation related costs. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our business. We also believe that Adjusted EBITDA allows for a more accurate comparison of our operating results over historical periods. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. A limitation of Adjusted EBITDA is that it does not include all items that impact our net income for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measure of net income, which includes the items that are excluded from Adjusted EBITDA. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables.
About LoopNet, Inc.
LoopNet is the leading online marketplace for commercial real estate and businesses for sale in the United States. Our online marketplace, available at www.LoopNet.com, enables commercial real estate agents, working on behalf of property owners and landlords, to list properties for sale or for lease by submitting detailed property listing information in order to find a buyer or tenant. Commercial real estate brokers, agents, buyers and tenants use the LoopNet online marketplace to search for available property listings that meet their commercial real estate criteria. By connecting the sources of commercial real estate supply and demand in an efficient manner, we believe that LoopNet enables commercial real estate participants to initiate and complete more transactions more cost-effectively than through other means. LoopNet also delivers technology and information services to commercial real estate organizations to manage their online listing presence and optimize property marketing.
Forward Looking Statements
This release contains forward-looking statements regarding LoopNet’s expectations regarding its future financial results as well as trends in the commercial real estate industry. These statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to economic events or trends in the commercial real estate market or in general, our ability to continue to attract new registered members, convert them into premium members and retain such premium members, seasonality, our ability to manage our growth, our ability to introduce new or upgraded products or services and customer acceptance of such services, our ability to obtain or retain listings from commercial real estate brokers, agents and property owners, and competition from current or future companies. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward looking statement are contained in our Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings made by us. Copies of filings made by us with the SEC are available on the SEC’s website or at http://investor.loopnet.com/sec.cfm. LoopNet does not intend to update the forward-looking statements included in this press release which are based on information available to us as of the date of this release.

LOOPNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	March 31,
	2007	2008
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$104,564	$72,964
Short-term investments	3,325	3,304
Accounts receivable, net of allowance of $105 and $119, respectively	1,190	1,465
Prepaid expenses and other current assets	796	756
Deferred income taxes	298	298

Total current assets	110,173	78,787

Property and equipment, net	2,051	1,936
Goodwill	15,233	15,090
Intangibles, net	2,461	2,347
Deferred income taxes	5,196	4,899
Deposits and other noncurrent assets	2,245	2,532

Total assets	$137,359	$105,591

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$828	$657
Accrued compensation and benefits	2,479	1,707
Accrued liabilities	1,964	1,315
Income tax payable	698	2,362
Deferred revenue	9,537	10,314

Total current liabilities	15,506	16,355

Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value, 125,000,000 shares authorized; 38,908,302 and 35,698,470 shares outstanding at December 31, 2007 and March 31, 2008, respectively	39	39
Additional paid in capital	107,866	109,594
Other comprehensive loss	(103)	(157)
Treasury stock, at cost, 3,306,163 shares	—	(39,145)
Retained earnings	14,051	18,905

Total stockholders’ equity	121,853	89,236

Total liabilities and stockholders’ equity	$137,359	$105,591

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2007	2008

Revenues	$15,515	$20,590
Cost of revenue (1)	1,780	2,414

Gross margin	13,735	18,176

Operating expenses (1):
Sales and marketing	3,259	4,841
Technology and product development	1,350	1,993
General and administrative	2,569	4,056

Total operating expenses	7,178	10,890

Income from operations	6,557	7,286

Interest and other income, net	1,193	975

Income before tax	7,750	8,261

Income tax expense	3,201	3,407

Net income	$4,549	$4,854

Net income per share
Basic	$0.12	$0.13

Diluted	$0.11	$0.12

Weighted average diluted shares	40,488	39,117

(1) Stock-based compensation is allocated as follows:

Cost of revenue	$67	$115
Sales and marketing	238	553
Technology and product development	91	246
General and administrative	159	438

Total	$555	$1,352

	Three months ended March 31,
Reconciliation of GAAP Net Income to Non-GAAP Measures	2007	2008

Net income	$4,549	$4,854

Add back (deduct):
Income tax expense	3,201	3,407
Depreciation and amortization	178	419
Interest and other income, net	(1,193)	(975)
Stock-based compensation	555	1,352
Litigation related costs	—	529

Adjusted EBITDA	$7,290	$9,586

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three months ended March 31,
	2007	2008

Cash flows from operating activities:
Net income	$4,549	$4,854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	178	419
Stock-based compensation	555	1,352
Tax benefits from exercise of stock options	—	(249)
Deferred income tax	155	298
Changes in operating assets and liabilities:
Accounts receivable	(46)	(275)
Prepaid expenses and other assets	712	104
Income taxes payable	737	1,913
Accounts payable	116	(171)
Accrued expenses and other current liabilities	122	652
Accrued compensation and benefits	(850)	(773)
Deferred revenue	1,348	777

Net cash provided by operating activities	7,576	8,901

Cash flows from investing activities:
Purchase of property and equipment	(461)	(182)
Purchase of investments	(18,048)	(250)
Acquisition, net of acquired cash	—	(1,300)

Net cash used in investing activities	(18,509)	(1,732)

Cash flows from financing activities:
Net proceeds from exercise of stock options	270	127
Repurchase of common stock	—	(39,145)
Tax benefits from exercise of stock options	1,690	249

Net cash provided by (used in) financing activities	1,960	(38,769)

Net decrease in cash and cash equivalents	(8,973)	(31,600)

Cash and cash equivalents at beginning of period	85,790	104,564

Cash and cash equivalents at end of period	$76,817	$72,964